                                 SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

                          MERCANTILE BANK CORPORATION
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                       [MERCANTILE BANK CORPORATION LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 20, 2000

                  TO THE HOLDERS OF SHARES OF COMMON STOCK OF
                          MERCANTILE BANK CORPORATION

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of MERCANTILE BANK CORPORATION will be held at the Peninsular Club, Second Floor, 120 Ottawa Avenue, N.W., Grand Rapids, Michigan on Thursday, April 20, 2000, at 9:00 a.m., for the purpose of considering and voting upon the following matters:

     1. ELECTION OF DIRECTORS. To elect four Class III directors for a three year term, as detailed in the accompanying Proxy Statement.

     2. APPROVAL OF 2000 EMPLOYEE STOCK OPTION PLAN. To approve the 2000 Employee Stock Option Plan, as detailed in the accompanying Proxy Statement.

     3. OTHER BUSINESS. To transact such other business as may properly be brought before the meeting or any adjournment or adjournments thereof.

     Only those shareholders of record at the close of business on Wednesday, March 1, 2000, shall be entitled to notice of and to vote at the meeting.

     We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting in person. If you plan to attend the meeting, please let us know by checking the box provided for this purpose on the enclosed proxy. We would appreciate receiving your proxy by Monday, April 10, 2000.

                                          By Order of the Board of Directors,

                                          Gerald R Johnson Jr

                                          Gerald R. Johnson, Jr.
                                          Chairman of the Board &
                                            Chief Executive Officer
Dated: March 14, 2000

                          MERCANTILE BANK CORPORATION
                           216 NORTH DIVISION AVENUE
                          GRAND RAPIDS, MICHIGAN 49503

                                                                  MARCH 14, 2000

                                PROXY STATEMENT

                              GENERAL INFORMATION

     This Proxy Statement is furnished to shareholders of Mercantile Bank Corporation (the "Corporation") in connection with the solicitation of proxies by the Board of Directors of the Corporation, for use at the Annual Meeting of shareholders of the Corporation to be held on Thursday, April 20, 2000, at 9:00 a.m., at the Peninsular Club, Second Floor, 120 Ottawa Avenue, N.W., Grand Rapids, Michigan, and at any and all adjournments thereof. It is expected that the proxy materials will be mailed to shareholders on or about March 14, 2000.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its exercise. Unless the proxy is revoked, the shares represented by the proxy will be voted at the Annual Meeting or any adjournment of the meeting.

     The entire cost of soliciting proxies will be borne by the Corporation. Proxies may be solicited by mail, facsimile or telegraph, or by directors, officers, or regular employees of the Corporation or its subsidiary, in person or by telephone. The Corporation will reimburse brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding soliciting material to the beneficial owners of Common Stock of the Corporation.

     The Board of Directors, in accordance with the By-Laws of the Corporation, has fixed the close of business on March 1, 2000 as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting and at any and all adjournments thereof.

     At the close of business on the record date, the outstanding number of voting securities of the Corporation was 2,472,500 shares of Common Stock, each of which is entitled to one vote.

                             ELECTION OF DIRECTORS

     The Corporation's Certificate of Incorporation and By-Laws provide that the number of directors, as determined from time to time by the Board of Directors, shall be no less than six and no more than fifteen. The Board of Directors has presently fixed the number of directors at thirteen. The Certificate of Incorporation and By-Laws further provide that the directors shall be divided into three classes, Class I, Class II and Class III, with each class serving a staggered three year term and with the number of directors in each class being as nearly equal as possible.

     The Board of Directors has nominated Susan K. Jones, Lawrence W. Larsen, Michael H. Price and Dale J. Visser as Class III directors for three year terms expiring at the 2003 Annual Meeting and upon election and qualification of their successors. Each of the nominees is presently a Class III director of the Corporation whose term expires at the April 20, 2000 Annual Meeting of the shareholders. The other members of the Board, who are Class I and Class II directors, will continue in office in accordance with their previous elections until the expiration of their terms at the 2001 or 2002 Annual Meetings.

     It is the intention of the persons named in the enclosed proxy to vote the proxy for the election of the four nominees. The proposed nominees for election as director are willing to be elected and serve; but in the event that any nominee at the time of election is unable to serve or is otherwise unavailable for election, the Board of Directors may select a substitute nominee, and in that event the persons named in the enclosed proxy intend to vote the proxy for the person so selected. If a substitute nominee is not so selected, the proxy will be voted for the election of the remaining nominees. The affirmative vote of a plurality of the votes cast at the meeting is required for the nominees to be elected. Votes withheld and broker non-votes are not counted toward a nominee's total.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table presents information regarding the beneficial ownership of the Corporation's Common Stock as of February 1, 2000, by the nominees for election as directors of the Corporation, the directors of the Corporation whose terms of office will continue after the Annual Meeting, the executive officers named in the Summary Compensation Table, and all directors and executive officers of the Corporation as a group.

                                                                 AMOUNT       PERCENT OF CLASS
                                                              BENEFICIALLY      BENEFICIALLY
                  NAME OF BENEFICIAL OWNER                      OWNED(1)          OWNED(7)
                  ------------------------                    ------------    ----------------
Betty S. Burton.............................................      1,016                *
Edward J. Clark.............................................      2,600                *
Peter A. Cordes.............................................     25,000              1.0%
C. John Gill................................................     43,000(2)           1.7%
David M. Hecht..............................................     50,000              2.0%
Gerald R. Johnson, Jr. .....................................     81,960(3)           3.3%
Susan K. Jones..............................................        850                *
Lawrence W. Larsen..........................................     13,500                *
Calvin D. Murdock...........................................     15,875                *
Michael H. Price............................................     23,611(4)             *
Dale J. Visser..............................................     97,000              3.9%
Donald Williams, Sr. .......................................        730                *
Robert M. Wynalda...........................................     50,000              2.0%
Robert B. Kaminski..........................................      5,923(5)             *
All directors and executive officers of the Corporation as a
  group (15 Persons)........................................    415,824(6)          16.4%

-------------------------
 *  Less than one percent.

(1) Some or all of the Common Stock listed may be held jointly with, or for the benefit of, spouses and children or grandchildren of, or various trusts established by, the person indicated.

(2) Includes 15,000 shares held by Mr. Gill's spouse.

(3) Includes 30,000 shares that Mr. Johnson has the right to acquire within 60 days of February 1, 2000 pursuant to the Corporation's 1997 Employee Stock Option Plan and 1,960 shares that Mr. Johnson owns under the Bank's 401(k) Plan. Mr. Johnson also holds options under the Employee Stock Option Plan to purchase an additional 19,000 shares, which have not yet vested.

(4) Includes 21,000 shares that Mr. Price has the right to acquire within 60 days of February 1, 2000 pursuant to the Corporation's 1997 Employee Stock Option Plan and 1,911 shares that Mr. Price owns under the Bank's 401(k) Plan. Mr. Price also holds options under the Employee Stock Option Plan to purchase an additional 9,000 shares, which have not yet vested.

(5) Includes 5,000 shares that Mr. Kaminski has the right to acquire within 60 days of February 1, 2000 pursuant to the Corporation's 1997 Employee Stock Option Plan and 923 shares that Mr. Kaminski owns under the Bank's 401(k) Plan. Mr. Kaminski also holds options under the Employee Stock Option Plan to purchase an additional 5,850 shares, which have not yet vested.

(6) Includes 56,000 shares that such persons have the right to acquire within 60 days of February 1, 2000 pursuant to the Corporation's 1997 Employee Stock Option Plan and 9,053 shares that such persons own under the Bank's 401(k) Plan.

(7) The percentages shown are based on the 2,472,500 shares of the Corporation's Common Stock outstanding as of February 1, 2000, plus the number of shares that the named person or group has the right to acquire within 60 days of February 1, 2000.

     To the best of the Corporation's knowledge, no person owns more than 5% of the Corporation's outstanding Common Stock.

INFORMATION ABOUT DIRECTORS, NOMINEES, AND EXECUTIVE OFFICERS

     The following information is furnished with respect to each continuing director, nominee as a director, and executive officer of the Corporation. Each of the continuing directors and nominees is currently a director of the Corporation as well as a director of Mercantile Bank of West Michigan (the "Bank") which is the Corporation's subsidiary.

                                                                HAS SERVED
                NAME, AGE, AND POSITION WITH                        AS          YEAR WHEN TERM AS A
                THE CORPORATION AND THE BANK                  DIRECTOR SINCE     DIRECTOR EXPIRES
                ----------------------------                  --------------    -------------------
Betty S. Burton, 58, Director...............................       1998                2002
Edward J. Clark, 55, Director...............................       1998                2001
Peter A. Cordes, 59, Director...............................       1997                2002
C. John Gill, 66, Director..................................       1997                2001
David M. Hecht, 62, Director................................       1997                2002
Gerald R. Johnson, Jr., 53, Chairman of the Board and Chief
  Executive Officer of the Corporation, Chairman of the
  Board of the Bank; and Director...........................       1997                2001
Susan K. Jones, 50, Director................................       1998                2000
Lawrence W. Larsen, 60, Director............................       1997                2000
Calvin D. Murdock, 60, Director.............................       1997                2001
Michael H. Price, 43, President and
  Chief Operating Officer of the Corporation, President and
     Chief Executive Officer of the Bank; and Director......       1997                2000
Dale J. Visser, 63, Director................................       1997                2000
Donald Williams, Sr., 63, Director..........................       1998                2001
Robert M. Wynalda, 64, Director.............................       1997                2002
Robert B. Kaminski; 38, Senior Vice President and
  Secretary.................................................
Charles E. Christmas; 34, Chief Financial Officer, Treasurer
  and Compliance Officer....................................

     The business experience of each of the directors, nominees and executive officers of the Corporation for at least the past five years is summarized below:

     BETTY S. BURTON (Director) Betty S. Burton is Director and Consultant of Wonderland Business Forms, Inc. She was President and Chief Executive Officer of Wonderland Business Forms from 1995 to 1999. She has held director positions at First Michigan Bank -- Grand Rapids and Butterworth Hospital. Prior to taking over the family business in 1990, Mrs. Burton was a long time elementary teacher in the public school system from 1966 to 1989. She is a graduate of Western Michigan University, Grand Valley State University and Dartmouth College of Minority Business Executive Program. Mrs. Burton sits on the National Council of Steelcase Suppliers Board of Directors, and is a Trustee of both the Grand Valley State University Foundation and the Western Michigan University Foundation. Ms. Burton is very involved in civic and community activities in and around the Grand Rapids area.

     EDWARD J. CLARK (Director) Mr. Clark is the President and Chief Executive of The American Seating Company, and has held this position since 1986. American Seating is headquartered in Grand Rapids, Michigan, and produces seating and furniture for laboratories and offices, as well as seating for buses, rail cars, auditoriums, stadiums and performing arts centers. Mr. Clark is a member of the Boards of Directors of the Metropolitan YMCA and the Grand Rapids Employers' Association. He is Vice President of the Foundation Board of Trustees and Chairman of the Development Committee of Grand Valley State University. From 1988 through 1997 he was a member of the Board of Directors and Executive Committee of FMB-First Michigan Bank-Grand Rapids ("FMB-Grand Rapids"). Mr. Clark has also previously served on the Boards of Directors of the Grand Rapids Symphony Orchestra, Red Cross of Kent County, St. Mary's Hospital and The Business and Institutional Furniture Manufacturer's Association.

     PETER A. CORDES (Director) Mr. Cordes has served as President and Chief Executive Officer of GWI Engineering Inc. ("GWI") of Grand Rapids, Michigan since 1991. GWI is engaged in the manufacturing of industrial automation systems for customers in a variety of industries in the Midwest. Mr. Cordes purchased GWI in 1991 and is now its sole owner. Mr. Cordes graduated from St. Louis University with a degree in aeronautics. He is a native of Traverse City, Michigan and has spent the last nineteen years in Western Michigan.

     C. JOHN GILL (Director) Mr. Gill is the retired Chairman of the Board and one of the owners of Gill Industries of Grand Rapids, Michigan. Mr. Gill served as Chairman of Gill Industries from 1994 through 1997, and served as President of Gill Industries from 1983 through 1993. Gill Industries is a manufacturing company involved with sheet metal stampings and assemblies for the automotive and appliance industries.

     DAVID M. HECHT (Director) Mr. Hecht has practiced law for 39 years, including the past 27 years in Grand Rapids. Since 1993 he has been the Chairman of the Grand Rapids law firm of Hecht & Lentz and is a founder of the firm. Mr. Hecht is a native of Grand Rapids and a graduate of the University of Michigan and the University of Wisconsin. He is the President of the Charles W. Loosemore Foundation, a Trustee of the Grand Valley University Foundation and a Director of Hospice Foundation of Greater Grand Rapids.

     GERALD R. JOHNSON, JR. (Chairman of the Board, Chief Executive Officer and Director of the Corporation and Chairman of the Board and Director of the
Bank) Mr. Johnson has over 28 years experience in the financial service industry, including 24 years of commercial banking experience. Mr. Johnson was appointed President and Chief Executive Officer of FMB-Grand Rapids in 1986, and served as Chairman, President and Chief Executive Officer from 1988 to May of 1997, when he resigned to organize the Corporation. Mr. Johnson served as Chairman of the Board and Chief Executive Officer of the Corporation and the Bank from their inception through 1998, and since the beginning of 1999 has served as Chairman of the Board and Chief Executive Officer of the Corporation and Chairman of the Board of the Bank. In the Grand Rapids market, prior to joining FMB-Grand Rapids, Mr. Johnson was employed in various lending capacities by Union Bank (now part of Bank One Corporation), Pacesetter Bank-Grand Rapids (now part of Old Kent) and Manufacturers Bank (now part of Comerica Bank). He currently serves as Chairman of the Board of the Downtown YMCA, Chairman of Horizons of Michigan, Vice Chair of Life Guidance Services and serves on the Boards of Directors of the Girl Scouts of Michigan Trails and The Recuperation Center. Mr. Johnson is also affiliated with the Economic Development Foundation, Grand Rapids Rotary Club, Junior League of Grand Rapids, Grand Rapids Opportunities for Women and Project Rehab. Mr. Johnson has past affiliations with Hope Network, and the Grand Rapids Area Chamber of Commerce where he was a Board member for six years.

     SUSAN K. JONES (Director) Ms. Jones is both a partner of the Callahan Group, LLC, a marketing consulting firm, and a tenured, full-time Professor of Marketing at Ferris State University in Big Rapids, Michigan. She began her own marketing consulting firm, Susan K. Jones & Associates, in 1980, and joined Ferris State in the fall of 1990. She enjoys an active volunteer career, currently serving as corporate sponsorship Vice President of the American Marketing Association of Western Michigan, as a member of the Northwestern Alumni Association Board, and as the West Michigan Alumni Admissions Council Chair for Northwestern University. She is a past-president of the Junior League of Grand Rapids, a graduate of Leadership Grand Rapids, and currently serves as a trustee of the Chicago Association of Direct Marketing Educational Foundation and the Direct Marketing Education Foundation.

     LAWRENCE W. LARSEN (Director) Mr. Larsen is Chief Executive Officer, President, and owner of Central Industrial Corporation of Grand Rapids, Michigan. He began his employment with the company in 1967, and purchased it in 1975. Central Industrial Corporation is a wholesale distributor of industrial supplies. Mr. Larsen is also an owner and director of Jet Products, Inc. of West Carrollton, Ohio. Jet Products, Inc. designs, manufactures and sells hose reels and related hydraulic products. Mr. Larsen is a native of Wisconsin. He has spent the last 32 years in the Grand Rapids area. Mr. Larsen served as a director of FMB-Grand Rapids from 1980 until June of 1997, and was a member of the Executive Loan Committee and the Audit Committee.

     CALVIN D. MURDOCK (Director) Mr. Murdock is President of SF Supply ("SF") of Grand Rapids, Michigan. He has held this position since 1994. From 1992 to 1994, he served as the General Manager of SF, and in 1991, served as SF's Controller. SF is a wholesale distributor of commercial and industrial electronic, electrical and automation parts, supplies and services. Mr. Murdock is a Michigan native and a graduate of Ferris State University with a degree in accounting. Prior to joining SF, Mr. Murdock owned and operated businesses in the manufacturing and supply of automobile wash equipment.

     MICHAEL H. PRICE (President, Chief Operating Officer and Director of the Corporation and President, Chief Executive Officer and Director of the Bank) Mr. Price has over 18 years of commercial banking experience, most of which was with First Michigan Bank Corporation ("FMB") and its subsidiary FMB-Grand Rapids. Spending most of his banking career in commercial lending, Mr. Price was the Senior Lending Officer from 1992 to 1997, and President of FMB-Grand Rapids for several months in 1997 before joining the Bank in late 1997. Mr. Price served as President and Chief Operating Officer of the Corporation and the Bank from December of 1997 through 1998, and has served as President and Chief Operating Officer of the Corporation and President and Chief Executive Officer of the Bank since January of 1999. Mr. Price has been and continues to be very active in the Grand Rapids community. He currently serves on the Board of Directors of Kent County Habitat for Humanity.

     DALE J. VISSER (Director) Mr. Visser is Chairman and one of the owners of Visser Brothers Inc. of Grand Rapids, Michigan. He has served this company in various officer positions since 1960. Visser Brothers is a construction general contractor specializing in commercial buildings. Mr. Visser also has an ownership interest in several real estate projects in the Grand Rapids area including Eastbrook Mall and Breton Village Shopping Center. Mr. Visser served as a director of FMB-Grand Rapids from 1972 until June of 1997. He is a Grand Rapids native and a graduate of the University of Michigan with a degree in civil engineering. Mr. Visser is active in the community having served on the boards for the Grand Rapids YMCA, Christian Rest Home and West Side Christian School.

     DONALD WILLIAMS, SR. (Director) Mr. Williams has over 30 years experience in administration of educational programs with special emphasis on political sensitivity and equality. He is currently Dean of Minority Affairs and Director of the Multicultural Center of Grand Valley State University. Mr. Williams also serves as President of the Coalition for Representative Government (CRG) and is a member of the Rotary Club of Grand Rapids. Previously, he has served as a member of the Board of Directors of FMB-Grand Rapids and the Grand Rapids Advisory Board of Michigan National Bank, as Treasurer and President of the Minority Affairs Council of Michigan Universities (MACMU), and as a member of the Board of Directors of the Grand Rapids Area Chamber of Commerce. Mr. Williams has been the recipient of numerous awards in the Grand Rapids and West Michigan area for community service and job performance.

     ROBERT M. WYNALDA (Director) Mr. Wynalda is the retired Chief Executive Officer and former owner of Wynalda Litho Inc. of Rockford, Michigan. Mr. Wynalda held the position of Chief Executive Officer from 1970 when he founded the company until its sale in February of 1998. Wynalda Litho Inc. is a commercial printing company serving customers from around the country. Mr. Wynalda is a native of Grand Rapids and has spent 45 years in the printing business. Mr. Wynalda serves on the Board of Trustees for Cornerstone College of Grand Rapids, and formerly served as a director of a local financial institution.

     ROBERT B. KAMINSKI (Senior Vice President and Secretary) Mr. Kaminski joined the Bank in June 1997 and has over 15 years of commercial banking experience. From 1984 to 1993, Mr. Kaminski worked for FMB-Grand Rapids in various capacities in the areas of credit administration and bank compliance. In 1993, Mr. Kaminski was appointed Vice President in charge of loan review and served as Vice President and Manager of the commercial credit department for three of FMB's subsidiaries. He has served as Senior Vice President and Secretary of the Corporation and the Bank since their inception in 1997. Mr. Kaminski serves on the Leadership Committee for the National Kidney Foundation of Michigan in Grand Rapids, and is a career mentor for Aquinas College of Grand Rapids.

     CHARLES E. CHRISTMAS (Chief Financial Officer, Treasurer and Compliance Officer) Mr. Christmas joined the Bank in April 1998 and served as Vice President of Finance, Treasurer and Compliance Officer of the Corporation and the Bank in 1998, and in 1999 was elected Chief Financial Officer, Treasurer and

Compliance Officer. Prior to joining the Corporation, he examined various financial institutions for over ten years while serving as a bank examiner with the Federal Deposit Insurance Corporation ("FDIC"). He began his tenure with the FDIC upon his graduation from Ferris State University. Mr. Christmas holds a Bachelors of Science degree in Accountancy.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     The Corporation has standing Audit, Compensation, and Nominating Committees of the Board of Directors.

     The members of the Audit Committee consist of Edward J. Clark, C. John Gill, David M. Hecht, and Robert M. Wynalda. The Audit Committee's responsibilities include recommending to the Board of Directors the selection of independent accountants, approving the scope of audit and non-audit services performed by the independent accountants, reviewing the results of their audit, reviewing the Corporation's internal auditing activities and financial statements, and reviewing the Corporation's system of accounting controls and recordkeeping.

     The members of the Compensation Committee consist of Peter A. Cordes, Lawrence W. Larson, and Calvin D. Murdock. The Compensation Committee's responsibilities include considering and recommending to the Board of Directors any changes in compensation and benefits for officers of the Corporation. At present, all officers of the Corporation are also officers of the Bank, and although they receive compensation from the Bank in their capacity as officers of the Bank, they presently receive no separate cash compensation from the Corporation.

     The members of the Nominating Committee consist of David M. Hecht, Dale J. Visser, and Robert M. Wynalda. The Nominating Committee is responsible for reviewing and making recommendations to the Board of Directors as to its size and composition, and recommending to the Board of Directors candidates for election as directors at the Corporation's annual meetings. The Nominating Committee will consider as potential nominees persons recommended by shareholders. Recommendations should be submitted to the Nominating Committee in care of Gerald R. Johnson, Jr., Chairman and Chief Executive Officer of the Corporation. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies such person for consideration, and a statement that such person has agreed to serve if nominated and elected. Shareholders who themselves wish to effectively nominate a person for election to the Board of Directors, as contrasted with recommending a potential nominee to the Nominating Committee for its consideration, are required to comply with the advance notice and other requirements set forth in the Corporation's Articles of Incorporation.

     During 1999 there were a total of five meetings of the Board of Directors of the Corporation. In addition, there were four meetings of the Audit Committee, and two meetings of the Compensation Committee during the year. There were no meetings of the Nominating Committee during 1999. Each director attended at least 75% of the total number of meetings of the Board of Directors and Committees of the Board, of which he or she was a member, held during that period except Peter A. Cordes, C. John Gill and Dale J. Visser who attended 71%, 66% and 60%, respectively, of the meetings. Messrs. Cordes, Gill and Visser also attended 14, 15 and 10 meetings, respectively, of the Board of Directors of the Bank.

     For 1999, non-employee directors of the Bank received an annual retainer of $1,200 for services rendered as a Board member. For 2000, the Board of Directors of the Bank has approved the payment to each non-employee director of an annual retainer of $2,000 and a $200 fee for each Board meeting attended. The Board of Directors of the Bank generally meets twice a month. The annual retainer is scheduled to be paid on May 1, 2000, and the per meeting fee is scheduled to be paid quarterly in arrears. Under the Bank's deferred compensation plan for non-employee directors, directors may elect to defer the receipt of the annual retainer and meeting fees until they are no longer serving on the Board. Directors receive no compensation for their services as members of the Board of Directors of the Corporation.

COMPENSATION COMMITTEE REPORT

     The compensation of the executive officers of the Corporation is determined by the Board of Directors based on recommendations of the Compensation Committee. The Corporation seeks to establish compensation at a level that will attract, motivate and retain experienced executive officers who can increase shareholder value, deliver competitive products and services to customers, and provide leadership for employees. Salaries are intended to be competitive, and reflect factors such as individual performance, level of responsibility, and prior experience. Incentive compensation and stock option awards are intended to align the interests of executive officers with that of the shareholders and reward performance that increases shareholder value.

     Executive compensation is comprised of the following:

     1. Salary.

     2. Incentive compensation payable in the form of a cash bonus based on the attainment by the Corporation of certain annual performance criteria established by the Board of Directors.

     3. Discretionary awards of stock options.

     4. Participation in other benefit plans offered to all employees including 401(k), health insurance, disability insurance and life insurance.

     Annual salaries for the Corporation's Chairman and Chief Executive Officer and President and Chief Operating Officer increased in 1999. During the two-year time period in which the Corporation has been operating, growth in earnings per share and asset levels has been significant, and the salary increase granted these two executive officers during the year recognizes the contribution these individuals have made to the success of the organization. Executive salaries and incentive compensation are also based in part on information derived from industry compensation studies performed by the Corporation's auditors and by surveys conducted by the Michigan Bankers Association and the Bank Administration Institute. Compensation information is also taken from proxy materials filed with the Securities and Exchange Commission by other comparable financial institutions. This information is analyzed by the Corporation's Director of Human Resources and, in conjunction with the Corporation's independent auditor, presented to the Compensation Committee for the formulation of a salary recommendation to be approved by the Board of Directors.

     Executive bonuses are also determined by the Board of Directors as the result of a recommendation by the Compensation Committee and are based on the same criteria as is the incentive compensation for all non-lender employees. No discretionary bonuses were awarded during 1997 and 1998 due to the anticipated losses that the Corporation incurred as a start-up company.

                                          Compensation Committee

                                          Peter A. Cordes
                                          Lawrence W. Larsen
                                          Calvin D. Murdock

SUMMARY COMPENSATION TABLE

     The following table details the compensation earned by the named executives for the period from July 15, 1997 (inception) to December 31, 1997; and the two years ended December 31, 1999:

                                                                                       LONG TERM
                                                                                      COMPENSATION
                                                    ANNUAL COMPENSATION        --------------------------
                                                ---------------------------                  ALL OTHER
        NAME AND PRINCIPAL POSITION             YEAR     SALARY      BONUS     OPTIONS    COMPENSATION(1)
        ---------------------------             ----     ------      -----     -------    ---------------
Gerald R. Johnson, Jr.,.....................    1999    $188,601    $50,000         0         $9,683
  Chairman of the Board and                     1998     164,231          0     7,000          8,655
  Chief Executive Officer of the Corporation
  and                                           1997      83,654          0    40,000              0
  Chairman of the Board of the Bank
Michael H. Price,...........................    1999     158,997     42,000         0          8,099
  President and Chief Operating Officer of
  the                                           1998     135,307          0     7,000          6,919
  Corporation and President and                 1997      14,112          0    21,000              0
  Chief Executive Officer of the Bank
Robert B. Kaminski..........................    1999      95,532     24,500         0          3,869
  Senior Vice President and Secretary of the    1998      84,908          0     5,000          3,400
  Corporation and the Bank                      1997      36,250          0     5,000              0

-------------------------
(1) Includes for 1999, matching contributions by the Bank to the 401(k) plan accounts of Messrs. Johnson, Price and Kaminski in the amounts of $6,400, $6,400 and $3,869. Also includes for 1999, life and disability insurance premiums paid by the Bank on policies insuring Mr. Johnson of $1,455 and $1,828, and Mr. Price of $995 and $704. These policies are in addition to the Bank's group insurance plans that are generally available to salaried employees.

OPTIONS GRANTED IN 1999

     The Corporation's 1997 Employee Stock Option Plan provides for stock options to be granted to the Corporation's and the Bank's senior management and other key employees. The Board of Directors of the Corporation is responsible for awarding the stock options. The 1997 Employee Stock Option Plan provided for stock options for up to 130,000 shares to be issued. As of January 1, 1999, options for only 8,250 shares remained available for issuance under the plan. No stock options were issued in 1999.

AGGREGATED STOCK OPTION EXERCISES IN 1999 AND YEAR END OPTION VALUES

     The following table provides information on the exercise of stock options during the year ended December 31, 1999 by the named executives and the value of unexercised options at December 31, 1999:

                                                                    NUMBER OF                      VALUE OF
                                   SHARES                          UNEXERCISED             UNEXERCISED IN-THE-MONEY
                                 ACQUIRED ON     VALUE         OPTIONS AT 12/31/99           OPTIONS AT 12/31/99
            NAME                  EXERCISE      REALIZED    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE(1)
            ----                 -----------    --------    -------------------------    ----------------------------
Gerald R. Johnson, Jr.,......       None          N/A             30,000/17,000                $ 86,250/$23,465
Michael H. Price.............       None          N/A             21,000/7,000                   60,375/0
Robert B. Kaminski...........       None          N/A              5,000/5,000                   14,375/0

-------------------------
(1) In accordance with the SEC's rules, values are calculated by subtracting the exercise price from the fair market value of the underlying Common Stock. For purposes of this table, fair market value is deemed to be $12.875 per share, the average of the highest and lowest sales prices reported on The Nasdaq Stock Market on December 31, 1999.

EMPLOYMENT AGREEMENTS

     Effective December 1, 1998, the Bank and the Corporation entered into Employment Agreements with Mr. Johnson and Mr. Price providing for their employment from December 1, 1998 through December 31, 2001, and certain severance, confidentiality and non-compete arrangements that would continue after the employment period. Effective December 31, 1999, the Employment Agreements were amended and restated. The amendments extend the employment period an additional year to December 31, 2002, and provide for the employment period to extend an additional year, each December 31, starting December 31, 2000, so that as of each December 31, there will be three years remaining in the employment period. The annual extension of the employment period can be avoided by the Bank, the Corporation, or the officer giving notice to the others that the employment period is not to be extended.

     The Employment Agreement with Mr. Johnson originally provided for an annual base salary ranging from $180,000 to $200,000 during the period from December 1, 1998 through December 31, 1999, and for 2000 and 2001 in an amount of $200,000 or more to be set by the Board of Directors of the Bank. Pursuant to the December 31, 1999 amendments, the annual base salary for Mr. Johnson for 2000 was set at $250,000, and the annual base salary for future years during the employment period is to be an amount not less than $250,000, to be set by the Board of Directors of the Bank.

     The Employment Agreement with Mr. Price originally provided for an annual base salary ranging from $150,000 to $170,000 during the period from December 1, 1998 through December 31, 1999, and for 2000 and 2001 in an amount of $170,000 or more to be set by the Board of Directors of the Bank. Pursuant to the December 31, 1999 amendments, the annual base salary for Mr. Price for 2000 was set at $220,000, and the annual base salary for future years during the employment period is to be an amount not less than $220,000, to be set by the Board of Directors of the Bank.

     In addition to the annual base salary, the Employment Agreements provide that Mr. Johnson and Mr. Price are entitled to participate in any employee benefit and incentive compensation plans of the Corporation and the Bank, including health insurance, life and disability insurance, stock option, profit sharing and retirement plans. Under a profit sharing plan expected to be in effect for 2000 and 2001, Messrs. Johnson and Price may each receive a bonus for those years of up to 35% of their annual base salary for 2000, and up to 40% of their annual base salary for 2001. The bonuses are payable, when aggregated with bonuses to the other Bank employees, to the maximum extent of 33% of the excess of actual net operating income over budgeted net operating income of the Corporation.

     In the event that either of the officers becomes disabled or dies during the employment period he is entitled to benefits under his Employment Agreement. In the event of disability, the officer continues to receive his then current annual base salary through the end of the employment period, and any disability benefits payable under disability plans provided by the Bank or the Corporation. The officer also continues to participate in life, disability, and health insurance plans of the Bank or the Corporation, through age 65, to the extent permitted under such plans. If the officer dies during the employment period, the Bank is obligated to pay the officer's legal representative a death benefit of $250,000, and if the Bank or the Corporation owns any life insurance insuring the life of the officer, the proceeds of the policies are payable to the named beneficiaries.

     The Employment Agreements provide severance benefits in the event that the officer's employment is terminated by the Corporation and the Bank without "Cause" or the officer elects to terminate his employment for "Good Reason" during the employment period. In such event, the officer is entitled to receive the greater of (i) his annual base salary through the end of the employment period or (ii) in the case of Mr. Johnson, $500,000, and in the case of Mr. Price $425,000; in either case payable over 18 months in equal monthly installments. In addition, in the case of such a termination of employment, the officer is entitled to continue his participation in life, disability and health insurance plans provided by the Bank or the Corporation for 18 months, to the extent permitted under such plans, to an assignment of any assignable life insurance policies owned by the Bank or the Corporation insuring his life, and $10,000 for out-placement, interim office and related expenses. The Employment Agreements also provide severance benefits in the event that after the employment period and prior to the officer reaching the age of 65, the officer's employment is terminated by the Bank and the Corporation without "Cause" or the officer's annual base salary is reduced without "Cause". In such event, the officer receives the same benefits as are described above for a termination during the employment period, except that when determining the cash severance payable to him over the 18 months following his termination, the alternative of receiving his annual base salary through the end of the employment period does not apply, and instead he receives the stated dollar amount of $500,000 in the case of Mr. Johnson, or $425,000 in the case of Mr. Price. In the event that an officer's employment is terminated for "Cause" during the employment period, the officer is not entitled to any accrued rights that he may then have under any stock option plan of the Corporation.

     Under the Employment Agreements, Mr. Johnson and Mr. Price agree not to disclose, except as required by law, any confidential information relating to the business or customers of the Bank or the Corporation, or use any such information in any manner adverse to the Bank or the Corporation. In addition, each has agreed that for 18 months following his employment with the Bank and the Corporation, he will not be employed by, or act as a director or officer of, any business engaged in banking within a 50 mile radius of Grand Rapids, Michigan that solicits customers of the Bank.

CERTAIN TRANSACTIONS

     The Bank has had, and expects in the future to have, loan and other financial transactions in the ordinary course of business with the Corporation's directors, executive officers, and principal shareholders (and their associates) on substantially the same terms as those prevailing for comparable transactions with others. All such transactions (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons, and (iii) in the opinion of management did not involve more than the normal risk of collectibility or present other unfavorable features.

     As of December 31, 1999, the Bank had outstanding 32 loans to the directors or executive officers of the Corporation totaling approximately $5.1 million in aggregate amount under commitments totaling approximately $9.0 million.

     In November of 1998, the Bank entered into a contract with Visser Brothers, Inc. for it to act as construction manager and perform portions of the construction for the Bank's new operations facility and branch located in Alpine Township, a suburb of Grand Rapids, Michigan. Dale Visser and Bruce Visser, who are brothers, are owners of a substantial majority of Visser Brothers. Dale Visser is a member of the Board of Directors of the Corporation and the Bank, and both were organizers of the Bank. The contract estimated the construction costs for the facility at not more than approximately $1.3 million. Visser Brothers was to receive approximately 5% of this amount for its construction management services, and be reimbursed for the wages, salaries, and related taxes and benefits of construction workers and supervisory and administrative personnel that it employed in connection with the construction. The payments for the percentage amount and reimbursements totaled approximately $60,000 for the project. In addition, when deemed appropriate by the Bank, the architect for the project, and Visser Brothers, the Bank permitted Visser Brothers to bid as a subcontractor for portions of the work that were to be performed on the project. In several instances, Visser Brothers was hired as a subcontractor where its bid was determined to be the most favorable. The Bank paid a total of approximately $511,000 to Visser Brothers for serving as a subcontractor for the project.

     In 1999, the Bank purchased from American Seating Company office furniture for its Alpine Township branch and operations center and paid American Seating Company approximately $93,000 for the office furniture. Edward Clark is a member of the Board of Directors of Mercantile and the Bank, and the President, Chief Executive Officer, and majority shareholder of American Seating Company.

     In 1997, the Bank contracted with Visser Brothers Inc. to renovate the building that the Bank is leasing for its main office. The contract provided for the payment of approximately $450,000 to Visser Brothers for renovation work that it performed under its base bid, and an additional approximately $150,000 for work that was specified in the contract to be performed by a separate supplier. The contract was awarded to Visser Brothers after being submitted for bids. The renovations were completed in December of 1997 pursuant to specifications provided by the Bank's architect.

                              PROPOSAL TO APPROVE
                        2000 EMPLOYEE STOCK OPTION PLAN

     The Corporation believes that stock options are an important component of the compensation that should be available for the Board of Directors to award to executive officers and other employees. Stock options can provide employees with a long-term incentive to increase shareholder value and align their interests more closely with that of the Corporation's shareholders. Stock options give employees the opportunity to participate in growth in the value of the Corporation, and enhance its ability to retain and attract experienced and knowledgeable employees.

     In 1997, the Corporation adopted the 1997 Employee Stock Option Plan. That plan included up to 130,000 shares for which options could be granted. As of December 31, 1999, options for 121,750 had been issued to executive officers and other key employees; and in February of 2000, options for the remaining 8,250 shares were issued.

     On February 17, 2000, The Corporation's Board of Directors approved the 2000 Employee Stock Option Plan (the "Plan"), subject to the approval of the shareholders. The Plan is intended to make additional stock options available to be granted by the Board of Directors to present and new employees of the Corporation or any subsidiary. Pursuant to the Plan, stock options may be granted which qualify under the Internal Revenue Code as incentive stock options or as stock options that do not qualify as incentive stock options. The Board believes that the interests of the Corporation and its shareholders will be advanced by implementing the Plan.

SUMMARY OF THE PLAN

     The following description of the Plan is intended to be a summary of its principal features.

     ADMINISTRATION. The Plan will be administered by the Board of Directors of the Corporation. The Board of Directors will make determinations with respect to the officers and other employees who will participate in the Plan and the extent of their participation, including the type of option. In making the determinations, the Board of Directors may consider the position and responsibilities of the employee, the nature and value of his or her services and accomplishments, the present and potential contribution of the employee to the success of the Corporation, and other factors that the Board of Directors may believe are relevant. The Corporation has approximately 72 employees, 16 of whom work part-time.

     SHARES. The total number of shares of Common Stock that may be issued under the Plan will not exceed 120,000 shares (subject to adjustment for certain events as described below). The shares will be authorized but unissued shares (including shares reacquired by the Corporation).

     OPTION AGREEMENT. Each option granted under the Plan will be evidenced by an agreement in the form approved from time to time by the Board of Directors. The agreements are subject to the provisions of the Plan. Options granted under the Plan may be incentive stock options or non-qualified options, as determined from time to time by the Board of Directors for each option.

     OPTION PRICE. The option price will not be less than the fair market value of the shares of Common Stock at the time the option is granted, except in the case of an incentive stock option granted to a 10% shareholder. For options granted to a 10% shareholder, the option price will be not less than 110% of fair market value. For purposes of the Plan, fair market value per share means the average of the highest and lowest sales prices of shares on The Nasdaq Stock Market (or any successor exchange or system that is the primary exchange or system for trading of the Common Stock) on the date the option is granted. If for any reason it is not practical for the fair market value to be determined from the average sales prices described above, it may be determined by any fair and reasonable means selected by the Board of Directors. The option price will be paid in cash or through the delivery of previously owned shares of the Corporation's Common Stock, or by a combination of cash and Common Stock. As of March 2, 2000, the fair market value of a share of Common Stock was $11.685.

     DURATION OF OPTIONS. The duration of each option will be determined by the Board of Directors, except that (1) the maximum duration may not exceed ten years from the date of grant, and (2) for incentive stock options granted to persons who own 10% or more of the Corporation's stock, the duration of the options may not exceed five years from the date of grant. The Board of Directors will determine at the time of grant whether the option will be exercisable in full or in cumulative installments.

     Generally, an option may be exercised by an optionee during its term while he or she is an employee of the Corporation or a subsidiary. If the employment of an optionee terminates, the option may be exercised, to the extent that it was exercisable on the date of termination, only until the earlier of three months after the termination or the original expiration date of the option. However, if termination of employment results from death or total and permanent disability, the three month period will be extended to twelve months.

     ADJUSTMENTS. The Board of Directors may make appropriate adjustments in the number of shares of Common Stock for which options may be granted or which may be issued under the Plan and the price per share of each option if there is any change in the Common Stock as a result of a stock dividend, stock split, recapitalization or otherwise.

     CHANGE IN CONTROL. In the case of a change in control (as defined in the Plan) of the Corporation, unless the Board of Directors determines otherwise, each option then outstanding will become exercisable in full immediately prior to the change in control.

     TERMINATION OF PLAN AND AMENDMENTS. No option may be granted under the Plan after December 31, 2009. The Board of Directors may from time to time amend or terminate the Plan. No amendment or termination of the Plan will adversely affect any option then outstanding under the Plan without the approval of the optionee.

     FEDERAL INCOME TAX CONSEQUENCES. The grant of a non-qualified option or incentive stock option has no federal tax consequences for the optionee or the Corporation. Upon the exercise of a non-qualified option, the optionee is deemed to realize taxable income to the extent that the fair market value of the shares of Common Stock exceeds the option price. The Corporation is entitled to a tax deduction for such amounts at the date of exercise. If any stock received upon the exercise of a non-qualified option is later sold, any excess of the sale price over the fair market value of the stock at the date of exercise is taxable to the optionee.

     No taxable income results to the optionee upon the exercise of an incentive stock option if the incentive stock option is exercised during the period of the optionee's employment or within three months after, except in the case of disability or death. However, the amount by which the fair market value of the stock acquired pursuant to an incentive stock option exceeds the option price is a tax preference item which may result in the imposition on the optionee of an alternative minimum tax. If no disposition of the shares is made within two years from the date the incentive stock option was granted and one year from the date of exercise, any profit realized upon disposition of the shares may be treated as a long-term capital gain by the optionee. The Corporation will not be entitled to a tax deduction upon the exercise of an incentive stock option, nor upon a disposition of the shares unless the disposition occurs before the expiration of the holding periods.

     Under the terms of the Plan, the aggregate market value (determined at the time the option is granted) of the stock with respect to which incentive stock options are exercisable for the first time in any year by any optionee may not exceed $100,000.

REQUIRED VOTE

     The affirmative vote of a majority of the Common Stock of the Corporation present in person or by proxy at the meeting and voting on the proposal will be necessary to approve the Plan. For purposes of counting votes on this proposal, abstentions and broker non-votes will not be counted as shares voted on the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE 2000 EMPLOYEE STOCK OPTION PLAN.

                       SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Crowe, Chizek & Company LLP as the Corporation's principal independent auditors for the year ending December 31, 2000. Representatives of Crowe, Chizek & Company LLP plan to attend the Annual Meeting of shareholders, will have the opportunity to make a statement if they desire to do so, and will respond to appropriate questions by shareholders.

                 SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     A proposal submitted by a shareholder for the 2001 Annual Meeting of shareholders must be sent to the Secretary of the Corporation, 216 North Division Avenue, Grand Rapids, Michigan 49503, and received by November 15, 2000 in order to be eligible to be included in the Corporation's Proxy Statement for that meeting.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters to be brought before the Annual Meeting. If other matters are presented upon which a vote may properly be taken it is the intention of the persons named in the proxy to vote the proxies in accordance with their best judgment.

                                                                     FWFMB-PS-00

                           MERCANTILE BANK CORPORATION
                         2000 EMPLOYEE STOCK OPTION PLAN
                             -----------------------

                      As adopted by the Board of Directors
                              on February 17, 2000

                             -----------------------




ARTICLE I - PURPOSE

         The purpose of the 2000 Employee Stock Option Plan (the "Plan") of Mercantile Bank Corporation (the "Company") is to enable officers and other employees of the Company or any Subsidiary to participate in the Company's future growth and profitability by offering them long-term performance-based incentive compensation. The Plan also provides a means through which the Company and its Subsidiaries can attract and retain key employees.


ARTICLE II - DEFINITIONS

         2.1 The following terms have the meaning described below when used in the Plan:

         (a) "Board of Directors" shall mean the board of directors of the Company.

         (b) "Code" shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time.

         (c) "Common Stock" shall mean the Common Stock of the Company.

         (d) "Company" shall mean Mercantile Bank Corporation.

         (e) "Fair Market Value" on a particular date shall mean the average of the highest and lowest sales prices of shares of the Common Stock reported on The Nasdaq Stock Market (or any successor exchange or system that is the primary exchange or system for trading of the Common Stock) on such date, or if The Nasdaq Stock Market (or any such successor) is closed on that date, the last preceding date on which The Nasdaq Stock Market (or any such successor) was open for trading and on which shares of the Common Stock were traded. For purposes of determining Fair Market Value, if there is only one sale of the Common Stock reported on the applicable date, the sales price for such sale shall be used instead, as though it were the average of the highest and lowest sales prices. If for any reason it is not practical for the Fair Market Value to be determined as provided for above in this paragraph, Fair Market Value shall be determined by any fair and reasonable means prescribed by the Board of Directors.

         (f) "Incentive Stock Option" shall mean a stock option granted under
Article VI that is intended to meet the requirements of Section 422 of the Code.

         (g) "Non-Qualified Stock Option" shall mean a stock option granted under Article VI that is not intended to be an Incentive Stock Option.

         (h) "Option" shall mean an Incentive Stock Option or Non-Qualified Stock Option.

         (i) "Participant" shall mean an eligible employee who has been granted an Option.

         (j) "Subsidiary" shall mean a corporation a majority of the outstanding voting capital stock of which is owned by the Company.


ARTICLE III - ADMINISTRATION

         3.1 Stock Option Plan Administration. The Board of Directors of the Company shall administer the Plan. The Board of Directors shall have full power and authority to grant to eligible employees (as determined by the Board of Directors) Options under Article VI of the Plan, to interpret the provisions of the Plan and any agreements relating to Options granted under the Plan, and to administer the Plan. In making determinations of eligibility for the Plan, the Board of Directors may consider the position and responsibilities of the employee, the nature and value of his or her services and accomplishments, the present and potential contribution of the employee to the success of the Company, and such other factors as the Board of Directors may deem relevant.

         (b) Decisions of Board of Directors. All decisions made by the Board of Directors pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company, its shareholders and employees, and beneficiaries of employees.


ARTICLE IV - SHARES SUBJECT TO THE PLAN

         4.1 (a) Number of Shares. Subject to adjustment as provided for in
Section 4.1(b), the maximum number of shares of Common Stock with respect to which Options may be granted shall be 120,000 shares of Common Stock. Shares of Common Stock shall be made available from the authorized but unissued shares of the Company (including shares reacquired by the Company). If an Option granted under the Plan shall expire or terminate for any reason, the shares subject to, but not delivered, under such Option shall be available for other Options to be issued under the Plan.

             (b) Adjustments. All as may be deemed appropriate by the Board of Directors, the aggregate number of shares of Common Stock which may be issued under the Plan, the number of shares covered by each outstanding Option, and the price per share in each Option, may be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a subdivision or consolidation of shares or any other capital adjustment, a stock split, the payment of a stock dividend, or other increase or decrease in such shares effected without receipt of consideration by the Company.



ARTICLE V - ELIGIBILITY

         5.1 The persons eligible to participate in the Plan and receive Options under the Plan are officers and other employees of the Company and its Subsidiaries, including directors who are full time employees, as determined by the Board of Directors.


ARTICLE VI - STOCK OPTIONS

         6.1 Grant of Options. Subject to the limitations of the Plan, the Board of Directors, after such consultation with and consideration of the recommendations of management as the Board of Directors considers desirable, shall select from eligible employees Participants to be granted Options and determine the time when each Option shall be granted and the number of shares subject to each Option. Options may be either Incentive Stock Options or Non-Qualified Stock Options. More than one Option may be granted to the same person. The Board of Directors may not grant a Participant Incentive Stock Options which in the aggregate are first exercisable during any one calendar year with respect to Common Stock the aggregate Fair Market Value of which (determined as of the time of grant) exceeds $100,000.

         6.2 Option Agreements. Each Option under the Plan shall be evidenced by an option agreement that shall be signed by an officer of the Company and the Participant and shall contain such provisions as may be approved by the Board of Directors. Any such option agreement may be amended from time to time as approved by the Board of Directors and the Participant, provided that the terms of such option agreement after being amended conform to the terms of the Plan.

         6.3 Option Price. The price at which shares of Common Stock may be purchased upon exercise of an Option shall be not less than one hundred percent (100%) of the Fair Market Value of such shares on the date such Option is granted.

         6.4 Exercise of Options.

         (a) The period during which each Option may be exercised shall be fixed by the Board of Directors at the time such Option is granted, but such period in no event shall expire later than ten (10) years from the date the Option is granted.

         (b) Subject to the terms and conditions of the option agreement and unless canceled prior to exercise, each Option shall be exercisable in whole or in part in installments at such time or times as the Board of Directors may prescribe and specify in the applicable option agreement.

         (c) No shares shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefor is received by the Company. Such payment shall be made in cash or through the delivery of shares of Common Stock of the Company with a value equal to the total option price or a combination of cash and shares. Any shares so delivered shall be valued at their Fair Market Value on the exercise date. No Participant shall be deemed to be a holder of any shares subject to any Option prior to the issuance of such shares upon exercise of such Option.

         6.5 Ten-Percent Shareholder Rule. If a Participant owns more than ten percent (10%) of the total combined voting power of all classes of the Company or of any Subsidiary's stock at the time an Incentive Stock Option is granted to such Participant, the option price to such Participant shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of the Common Stock on the date of grant, and such Incentive Stock Option by its terms shall not be exercisable after the expiration of five (5) years from the date of grant.

         6.6 Non-Transferability of Options. No Option or any rights with respect thereto shall be subject to any debts or liabilities of a Participant, nor be assignable or transferable except by Will or the laws of descent and distribution, nor be exercisable during the Participant's lifetime other than by the Participant, nor shall Common Stock be issued to or in the name of one other than the Participant; provided, however, that an Option may after the death or disability of a Participant be exercised pursuant to Section 6.7; and provided further that any Common Stock issued to a Participant hereunder may at the request of the Participant, and with the consent of the Company, be issued in the names of the Participant and one other person, as joint tenants with right of survivorship and not as tenants in common, or in the name of a trust for the benefit of the Participant or for the benefit of the Participant and others.

         6.7 Termination of Employment; Death and Disability. Subject to the condition that no Option may be exercised in whole or in part after the expiration of the option period specified in the applicable option agreement:

         (a) Except as hereinafter provided, an Option may be exercised by the Participant only while such Participant is in the employ of the Company or a Subsidiary. In the event that the employment of a Participant to whom an Option has been granted under the Plan shall terminate (except as set forth below) such Option may be exercised, to the extent that the Option was exercisable on the date of termination of employment, only until the earlier of three (3) months after such termination or the original expiration date of the Option; provided, however, that if termination of employment results from death or total and permanent disability, such three (3) month period shall be extended to twelve
(12) months.

         (b) In the event of the permanent disability of a Participant as determined by the Board of Directors, an Option which is otherwise exercisable may be exercised by the Participant's legal representative or guardian. In the event of the death of the Participant, an Option which is otherwise exercisable may be exercised by the person or persons whom the Participant shall have designated in writing on forms prescribed by and filed with the Board of Directors ("Beneficiaries"), or, if no such designation has been made, by the person or persons to whom the Participant's rights shall have passed by Will or the laws of descent and distribution

("Successors"). The Board of Directors may require an indemnity and/or such evidence or other assurances as the Board of Directors in its sole and absolute discretion may deem necessary in connection with an exercise by a legal representative, guardian, Beneficiary or Successor.


ARTICLE VII - GENERAL PROVISIONS

         7.1 Change in Control.

         (a) In the case of a Change in Control (as defined below) of the Company, unless the Board of Directors determines otherwise, each Option then outstanding shall become exercisable in full immediately prior to such Change in Control.

         (b) Any determination by the Board of Directors made pursuant to subsection (a) above may be made as to all outstanding Options or only as to certain Options specified by the Board of Directors and any such determinations shall be made in cases covered by subparagraphs 7.1(c)(i) and (ii) below prior to or as soon as practicable after the occurrence of such event and in the cases covered by subparagraphs 7. 1 (c) (iii) or (iv) prior to the occurrence of such event.

         (c) A Change in Control shall occur if:

             (i) Any "person" or "group of persons" as such terms are defined in Section 13(d) and 14(c) of the Securities Exchange Act of 1934 (the "Exchange Act") directly or indirectly purchases or otherwise becomes the "beneficial owner" (as defined in the Exchange Act) or has the right to acquire such beneficial ownership (whether or not such right is exercised immediately, with the passage of time or subject to any condition) of voting securities representing forty percent (40%) or more of the combined voting power of all outstanding voting securities of the Company,

             (ii) During any period of two consecutive calendar years the individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least the majority of the members thereof unless (1) there are five or more directors then still in office who were directors at the beginning of the period and (2) the election or the nomination for election by the Company's shareholders of each new director was approved by at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period,

             (iii) The shareholders of the Company shall approve an agreement to merge or consolidate the Company with or into another corporation as a result of which less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting entity are or are to be owned by the former shareholders of the Company (excluding from former shareholders a shareholder who is or as a result of the transaction in question, becomes an affiliate as defined in Rule 12b-2 under the Exchange Act of any party to such consolidation or merger), or

             (iv) The shareholders of the Company shall approve the sale of all or substantially all of the Company's business and/or assets to a person or entity that is not a wholly-owned subsidiary of the Company.

         7.2 No Right of Continued Employment. Neither the establishment of the Plan, the granting of Options or any action of the Company or of the Board of Directors shall be held or construed to confer upon any person any legal right to be continued in the employ of the Company or its Subsidiaries, each of which expressly reserves the right to discharge any employee whenever the interest of any such company in its sole discretion may so require without liability to such company or the Board of Directors, except as to any rights that may be expressly conferred upon such employee under the Plan.

         7.3 No Segregation of Cash or Shares. The Company shall not be required to segregate any shares of Common Stock that may at any time be represented by Options, and the Plan shall constitute an "unfunded" plan of the Company. No employee shall have rights with respect to shares of Common Stock prior to the delivery of such shares. The Company shall not, by any provisions of the Plan, be deemed to be a trustee of any Common Stock or any other property and the liabilities of the Company to any employee pursuant to the Plan shall be those of a debtor pursuant to such contract obligations as are created by or pursuant to the Plan, and the rights of any employee, former employee or beneficiary under the Plan shall be limited to those of a general creditor of the Company.

         7.4 Delivery of Shares. No shares shall be delivered pursuant to any exercise of an Option under the Plan unless the requirements of such laws and regulations as may be deemed by the Board of Directors to be applicable thereto are satisfied. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Board of Directors may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or quotation system upon which the Common Stock is then listed, and any applicable Federal or state securities law, and the Board of Directors may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

         7.5 Governing Law. The Plan and all determinations made and action taken pursuant thereto shall be governed by the laws of the State of Michigan and construed in accordance therewith.

         7.6 Payments and Tax Withholding. The delivery of any shares of Common Stock under the Plan shall be for the account of the Company and any such delivery or distribution shall not be made until the recipient shall have made satisfactory arrangements for the payment of any applicable withholding taxes.

ARTICLE VIII - AMENDMENT AND TERMINATION

         8.1 Amendment or Termination. The Board of Directors may amend or terminate the Plan provided, however, that no such amendment or termination shall adversely affect any Option then in effect unless the prior approval of the Participant so affected is obtained. No Option may be granted under the Plan after December 31, 2009.


ARTICLE IX - EFFECTIVENESS OF PLAN

         9.1 The Plan was adopted by the Board of Directors on February 17, 2000 subject to the approval of the shareholders of the Company.


ARTICLE X - SEVERABILITY

         10.1 If any provision of the Plan, or any term or condition of any Option granted thereunder, is invalid, such provision, term, condition or application shall to that extent be void (or, in the discretion of the Board of Directors, such provision, term or condition may be amended so as to avoid such invalidity or failure), and shall not affect other provisions, terms or conditions or applications thereof, and to this extent such provisions, terms and conditions are severable.

[X] PLEASE MARK VOTES                                                                                                      -------
    AS IN THIS EXAMPLE                                                                                                            |
                                                                                                                                  |


-------------------------------------------------------------     1. Election of Directors.
              MERCANTILE BANK CORPORATION                            Nominees as Directors:
-------------------------------------------------------------
                                                                                                    For all       With-     For All
                                                                                                    Nominees      Hold      Except

                                                                     (01) SUSAN K. JONES              [  ]        [  ]        [  ]
                                                                     (02) LAWRENCE W. LARSEN          [  ]        [  ]        [  ]
Mark box at right if you plan to attend the meeting.        [  ]     (03) MICHAEL H. PRICE
                                                            [  ]     (04) DALE J. VISSER

Mark box at right if an address change or comment has been  [  ]     NOTE: If you do not wish your shares voted "For" a particular
noted on the reverse side of this card.                     [  ]     nominee, mark the "For All Except" box and strike a line
                                                                     through the name(s) of the nominee(s). Your shares will be voted for the remaining nominee(s).

RECORD DATE SHARES:                                                  YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL
                                                                     NOMINEES.


                                                                                                     For   Against   Abstain

                                                                  2. Proposal to approve the 2000    [  ]    [  ]      [  ]
                                                                     Employee Stock Option Plan.     [  ]    [  ]      [  ]



                                                                     YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PLAN.


                                               ------------
  Please be sure to sign and date this Proxy. |  Date      |
 ----------------------------------------------------------
|                                                          |
|                                                          |      3. In their discretion, the Proxies are authorized to vote upon
|                                                          |         such other matters as may properly come before the meeting,
|                                                          |         or at any adjournment of the meeting.
 ------Shareholder sign here-------Co-owner sign here------


DETACH CARD                                                                                                              DETACH CARD

                          MERCANTILE BANK CORPORATION


     Dear Shareholder,

     Enclosed with this proxy is your Notice of Annual Meeting and Proxy Statement, and 1999 Annual Report. We encourage you to carefully read these materials and exercise your right to vote your shares.

     Please mark the boxes on this proxy card to indicate how your shares will be voted, then sign the proxy card, detach it, and return your proxy vote in the enclosed postage paid envelope. If you plan to attend the meeting, please mark the appropriate box on the proxy.

     Your proxy card must be received prior to the Annual Meeting of Shareholders on April 20, 2000.

     Sincerely,

     Mercantile Bank Corporation

                          MERCANTILE BANK CORPORATION
            216 NORTH DIVISION AVENUE, GRAND RAPIDS, MICHIGAN 49503

               PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 20, 2000

The undersigned hereby appoints Edward J. Clark and Donald Williams, Sr., or either of them, with power of substitution in each, proxies of the undersigned to vote all Common Stock of the undersigned in Mercantile Bank Corporation, at the Annual Meeting of Shareholders to be held on April 20, 2000, and at all adjournments thereof.

IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES NAMED IN THIS PROXY, AND FOR THE 2000 EMPLOYEE STOCK OPTION PLAN.


--------------------------------------------------------------------------------
PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, the signature should be that of an authorized person who should state his or her title.
--------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                 DO YOU HAVE ANY COMMENTS?

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